Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 13, 2009 relating to the financial statements of JDA Software Group, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which reports express 1) an unqualified opinion on the financial statements and include an explanatory paragraph referring to the Company’s adoption of the provisions of the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007 and 2) express an unqualified opinion on the effectiveness of internal control over financial reporting), appearing in the Annual Report on Form 10-K of the Company and subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
November 19, 2009